SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): August 14, 1996



                            DORCHESTER HUGOTON, LTD.
             (Exact Name of registrant as specified in its charter)



                                      TEXAS
                 (State or Other Jurisdiction of Incorporation)


         0-10697                                          75-1829064
(Commission File Number)                   (I.R.S. Employer Identification No.)


          9696 Skillman Street, Suite 320 - LB 42, Dallas, Texas 75243
                     (Address of principal executive office)


                                  (214)340-3443
                         (Registrant's Telephone Number)


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Item 5.  Other Events

         On August 14, 1996, the Partnership closed with Parker & Parsley Petroleum Company entities the previously announced settlement agreement resolving all outstanding litigation. In connection with the settlement, the Partnership paid Parker & Parsley $7.0 million. Some of the numerous issues resolved by settlement include withdrawal by Parker & Parsley of all claims of gas processing rights to the Partnership's Oklahoma gas production. Additionally, all claims by Parker & Parsley regarding rights to participate in Oklahoma gas wells and all claims of unpaid production payment amounts were withdrawn. The Partnership will pay Parker & Parsley, prospectively only, a production payment that was created in the 1986 acquisition by the Partnership of 20% of the Oklahoma wells. The amount of such annual production payment is based upon the difference between market gas prices compared to a table of rising prices and based upon a table of declining volumes. Accruals for the production payments will reduce net revenues. The first production payment to be paid in 1997 is estimated to be $800,000. Additionally, the settlement will result in a September 1, 1996 exchange of wells in Kansas by which the Partnership will transfer to Parker & Parsley a non-operated interest in 14 wells and will receive from Parker & Parsley their interest in 18 wells operated by the Partnership. Consequently, the Partnership will increase ownership from 80% to 100% of the working interest in 18 wells. The settlement also confirmed the Partnership's ownership of the gas pipeline that delivers gas from the Partnership's Oklahoma wells to the Partnership's gas compressor facilities. As a result, the Partnership has canceled its previously announced plans to build a new pipeline system in Oklahoma. Through June 30, 1996, approximately $420,000 in capital expenditures were made by the Partnership for electronic measuring equipment as well as certain rights-of-way necessary to the new pipeline. However, all new metering facilities will be installed on the existing pipeline system serving the Partnership's wells.

The Partnership estimates that the settlement will result in a charge to earnings of approximately $4,350,000 and will increase property and equipment approximately $2,650,000. The settlement will be reflected in the Partnership's third quarter and is expected to result in a net loss for that quarter.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             DORCHESTER HUGOTON, LTD.





                                              By:/s/Kathleen A.Rawlings
                                              --------------------------------
                                              Kathleen A. Rawlings, Controller

Dated:  August 15, 1996